Exhibit 99.1

Cord Blood America, Inc. Announces Agreement to Sell Substantially All of Its Assets to FamilyCord

February 7, 2018 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") announced today that it has entered into an agreement with California Cryobank Stem Cell Services LLC (dba “FamilyCord”) for the sale of substantially all of its assets to FamilyCord for a purchase price of $15.5 million.

Completion of the sale is contingent upon approval by CBAI’s shareholders, receipt of certain third-party consents, and customary closing conditions for transactions of this type, as well as FamilyCord’s obtaining external financing. The sale does not include the Company’s cash and certain other excluded assets. CBAI plans to seek shareholder approval of the proposed sale at a special meeting of shareholders. Red Oak Partners, LLC and its affiliated funds - together representing approximately 30% ownership of CBAI - have agreed to vote in favor of the transaction. More complete information regarding the transaction will be provided to CBAI’s stockholders in materials to be distributed for the special meeting.

Upon completion of the transaction, CBAI presently estimates it will distribute a portion of the sale proceeds to its shareholders. The initial distribution amount will be determined by CBAI’s board of directors and will be subject to such factors as taxes payable, operating expenses, and other contingences and estimates. Additional monies may be distributed over time based on cash available and the release of known and unknown liabilities. Given cash needed for the aforementioned expenses and contingencies, total proceeds paid out to shareholders are expected to be significantly less than the gross purchase price.

David Sandberg, CBAI’s Chairman of the Board and Red Oak Partner’s Managing Member stated, "Red Oak Partner’s April 2015 investment allowed CBAI to pay down a substantial portion of debt that resulted from a December 2014 settlement of litigation and map out a pay-down plan to preserve equity value given the settlement resulted in monthly obligations in excess of CBAI’s estimated cash generation at the time. Shortly after Red Oak’s investment and appointment to CBAI’s board of directors, the board discovered operational challenges and management expectations of significant revenue declines as CBAI’s lucrative tissue procurement business was effectively going away due to concerns regarding the Zika virus and other customer related reasons. Since then, annualized revenues have declined more than 40%. In response, the board took drastic action including announcing a review of strategic alternatives to maximize shareholder value and moving to an outsourced model under which more than $1 million in annualized operating costs were reduced (boosted by unsustainably low management and board compensation), allowing CBAI to generate cash flow sufficient to pay down its debt. Although it has been a challenging few years for the business, we are pleased to announce this sale to FamilyCord which we believe optimizes value for our shareholders. I want to thank CBAI’s employees who have continued to work hard and remain focused on providing high quality cryogenic services during a difficult time period."

CREO Montminy & Co. has issued a fairness opinion to CBAI’s board of directors in connection with the transaction.

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

About California Cryobank Stem Cell Services (dba “FamilyCord”)

Founded in 1997, FamilyCord has more than 20 years of experience and is one of the fastest growing cord blood and cord tissue companies in the United States. FamilyCord has nearly 100,000 units in storage for families that want a biologic resource that can be used to protect their families with future stem cell treatments. FamilyCord is a subsidiary of the California Cryobank, which is the world leader in frozen donor gamete services (donor sperm and egg services), as well as fertility preservation. The California Cryobank and its affiliates are portfolio companies of two healthcare-focused private investment firms, Longitude Capital and NovaQuest Capital Management. Visit our website: http://CaliforniaCryobank.com/ for information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements, including those related to CBAI's performance, are only predictions and are subject to certain risks, uncertainties and assumptions based on information currently available to CBAI’s management. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

SOURCE Cord Blood America, Inc.